Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam
Strawinskylaan 1999 1077 XV Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, November 19, 2015 To: Cnova N.V. WTC Schiphol Airport Tower D, 7th Floor Schiphol Boulevard 273 1118 BH Schiphol The Netherlands

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Registration. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A hereto.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Reviewed Documents. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

in accordance with Netherlands law. This opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and the general terms and conditions of NautaDutilh N.V., (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of NautaDutilh N.V. in the matter concerned and (iv) no person other than NautaDutilh N.V. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      drafts of documents reviewed by us will be signed (or will otherwise become effective) in the form of the drafts of those documents as described in Exhibit B hereto, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.                                      the Registration Statement has been or shall be filed with, and shall be declared effective by, the SEC in the form of the draft thereof as described in Exhibit B hereto;

c.                                       the Articles of Association are the Company’s articles of association currently in force. The Extract supports item (ii) of this assumption;

d.                                      the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

e.                                       the factual statements made and the confirmations given in the Deed of Issue are complete and correct;

f.                                        no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

g.                                       the Plan is effective upon each granting of Awards and upon each issue of Ordinary Shares;

h.                                      (i) the Awards have been validly granted by the corporate body authorized to do so and have been validly granted and accepted in accordance with the terms and conditions stipulated by or pursuant to the Plan, (ii) any pre-emption rights in respect of the granting of the Awards have been validly excluded by the corporate body authorized to do so, (iii) upon each issue of Ordinary Shares, the relevant Awards have been validly exercised in accordance with the terms and conditions stipulated by or pursuant to the Plan, and (iv) all resolutions adopted by any corporate body of the Company in connection with the granting of the Awards and the issue of the Ordinary Shares (including the exclusion of any pre-emption rights) are valid;

i.                                          the authorized share capital of the Company as stipulated by the Articles of Association allows for each granting of the Awards and each issue of Ordinary Shares;

j.                                         the factual statements made and the confirmations given in a Deed of Issue are complete and correct upon each issue of Ordinary Shares pursuant to the execution of such deed;

k.                                      all parties to a Deed of Issue (i) have the corporate power to execute such deed, (ii) have taken all corporate action required to execute such deed and to validly issue or accept, as the case may be, the relevant Ordinary Shares, and (iii) are validly represented by the person(s) signing such deed on their behalf;

l.                                          none of the opinions stated in this opinion letter will be affected by any foreign law; and

m.                                  at the Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

1.                                     The Company has been duly incorporated and is validly existing as a naamloze vennootschap.

2.                                     Subject to receipt by the Company of payment in full for the Ordinary Shares as provided for in the Plan and the Deed of Issue, and when issued and accepted in accordance with the Plan and the Deed of Issue, the Ordinary Shares will be validly issued, fully paid and non-assessable ordinary shares in the capital of the Company with a nominal value of EUR 0.05 each.

The opinions expressed above are subject to the following qualifications:

A.                                    The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

B.                                   Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that, by entering into a Deed of Issue, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into a Deed of Issue since this is a matter of fact.

C.                                   Pursuant to Article 2:98c NCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Article 2:98c NCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Article 2:98c NCC is null and void (nietig).

D.                                   The opinions expressed in this opinion letter may be limited or affected by:

a.                                     any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.                                     the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.                                      claims based on tort (onrechtmatige daad);

d.                                     sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.                                      the Anti-Boycott Regulation and related legislation; and

f.                                       the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.                                    As used in the opinions expressed in paragraph 2 of this opinion letter, the term “non-assessable” (which term has no equivalent in Dutch) means that a holder of a share will not by reason of merely being such a holder, be liable for additional assessments or calls by the Company or its creditors.

F.                                     Chapter 5.4 FSA contains certain prohibitions on the use (or attempted use) and disclosure of inside information and on market manipulation that also apply to, and in relation to, the Company. In addition, Chapter 5.4 FSA requires the Company to draw up rules (reglement) concerning the possession of and transactions in shares in the Company’s capital or derivative financial instruments by, amongst others, members of the Board, the Company’s Co-CEO who is not a Board member, and employees. This opinion letter does not purport to express any opinion on whether the Registration, the granting of Awards or the issue of Ordinary Shares is in violation of any of such prohibitions or rules.

G.                                   Under circumstances and unless an exemption applies, the granting and/or exercise of Awards could constitute the offering of securities to the public in the Netherlands, which is prohibited unless, with respect to such offering, a prospectus has been made generally available which has been approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) or by another regulatory authority of another Member State of the European Economic Area, as applicable.

H.                                  This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Sincerely yours,

/s/ NautaDutilh N.V.
NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”

The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The articles of association (statuten) of the Company as they read after the execution of a deed of amendment dated 30 October 2014.

“Awards”

Rights to subscribe for Ordinary Shares granted by or on behalf of the Company pursuant to the Plan in the form of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award (all as defined in the Plan).

“Board”	The Company’s board of directors (bestuur).

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Company”	Cnova N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 60776676.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated 30 May 2014.

“Deed of Issue”	The form of a deed of issue relating to the issue of Ordinary Shares with reference number 50100065 M 17234516.

“Exhibit”	An exhibit to this opinion letter.

“Extract”	In relation to the Company, an extract from the Commercial Register, dated the date of this opinion letter.

“FSA”	The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

“Insolvency Registers”

i.                                the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.                             the bankruptcy clerk’s office of the relevant court.

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Ordinary Shares”	The 16,474,433 ordinary shares in the Company’s capital with a nominal value of EUR 0.05 each, issuable pursuant to the Plan.

“Plan”	The Cnova N.V. 2014 Omnibus Incentive Plan, which is incorporated by reference into the Registration Statement.

“Registration”	The registration of Ordinary Shares under the United States Securities Act of 1933, as amended.

“Registration Statement”	The registration statement on Form S-8 filed or to be filed on or about the date hereof with the SEC, relating to the Registration.

“Relevant Moment”	Each time that Awards are granted pursuant to the Plan and/or Ordinary Shares are issued pursuant to the execution of a Deed of Issue.

“Reviewed Documents”	The documents listed in Exhibit B hereto.

“SEC”	The United States Securities and Exchange Commission.

EXHIBIT B

LIST OF REVIEWED DOCUMENTS

1.                                     a pdf copy of the Deed of Incorporation;

2.                                     a pdf copy of the Articles of Association;

3.                                     a pdf copy of the Extract;

4.                                     the form of the Registration Statement dated November 19, 2015;

5.                                     the Plan incorporated by reference into the Registration Statement; and

6.                                     the form of the Deed of Issue dated November 19, 2015.